EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth-Quarter Financial Information

Northwest Bancorporation, Inc. (OTCBB:NBCT) President and CEO Randall L. Fewel today announced fourth-quarter net income for the company of $566,376 and full-year earnings of $2,160,213 for the twelve months ending December 31, 2005. Fourth-quarter 2005 earnings were higher than for the same quarter in 2004, increasing by 0.4% from $564,009. Fourth-quarter 2004 results were aided by a $50 thousand tax accrual adjustment. For the full year, net income increased 10.0% over the $1,964,317 earned in 2004.

Fully diluted, earnings-per-share for the fourth-quarter in each year was $0.26 per share. For the full-year 2005, earnings-per-share improved to $1.00 per share, compared to $0.92 in 2004. Prior year per share results have been adjusted to account for a five percent stock dividend paid in June 2005. Return on average assets in 2005 reports at 0.93%, with return on average equity reporting at 10.4%.

Total assets for the company were $245.5 million on December 31, 2005, a $25.0 million increase (11.3%) when compared to total assets of $220.5 million reported on December 31, 2004.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). The Bank also reported excellent growth in earnings. For the twelve months ending December 31, 2005, the Bank reported 13.2% higher earnings this year over last year ($2,286,814 compared to $2,020,326). The Bank reported net outstanding loans of $186.3 million on December 31, 2005, a $28.9 million (18.3%) increase when compared with December 31, 2004. Deposits, after eliminating inter-company balances, were $192.0 million, $15.0 million higher (8.5%) than on December 31, 2004.

Mr. Fewel expressed satisfaction with the improvement in earnings, which he attributed primarily to an improvement in net interest income. On a pre-tax basis, net interest income increased by over $900 thousand, with about a quarter of the increase due to improved net interest margins and the remainder due to higher loan balances. Earnings were also enhanced by limiting the increase in non-interest expense to just 5.4% for the year, Fewel said.

Because of significant growth in the loan portfolio, the Bank expensed $324 thousand to the provision for future loan losses, compared to only $170 thousand the prior year. Actual loan losses, however, decreased in 2005. "While 2004 was a good year, with $244 thousand in net realized loan losses," Mr. Fewel noted, "2005 was even better. Net of recoveries, loan losses totaled only $43 thousand. In addition, delinquent and non-accrual loans, at year-end, represent less than four-tenths of one percent of our loan portfolio." The Bank's non-performing assets (repossessed real estate plus loans on which interest accrual has been stopped) were $422 thousand at year end, down 66% from the previous year. Non-performing assets amounted to just 0.22% of the loan portfolio at year end versus 0.80% at the end of 2004. The Bank incurred $198 thousand in expenses related to repossessed real estate in 2005, but Fewel said "we don't anticipate those types of costs recurring in 2006 because we sold virtually all of our repossessed real estate by the end of 2005."

The Bank continued to see very positive results from its mortgage department in 2005. The primary driver for mortgage department results in 2005 was construction lending to residential builders. Mr. Fewel noted that the Bank had originated in excess of $45 million in construction loans during the past year, as well as $33 million in permanent mortgage loans.

The Bank began construction in 2005 of a new branch on the busy Division/Ruby Street couplet at Ermina Avenue in Spokane and Fewel said it is scheduled to open in mid-April 2006. The new branch will provide added convenience to the Bank's customers because it will have three easy-access drive-through lanes plus a drive-through ATM lane.

Other highlights for the Company in 2005 include payment of the tenth stock dividend in company history and the third cash dividend. The increase in the Company's stock price from $13.33 at the end of 2004 to $17.25 on December 31, 2005 was also quite notable. The Company's stock ticker symbol is NBCT and it is traded on the electronic over-the-counter bulletin board.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 456-8888